Exhibit 99.1

WESTWATER RESOURCES ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

President and CEO Chris Jones to retire

Board elects Chad Potter as new President and CEO

Centennial, CO – February 9, 2022: Westwater Resources, Inc. (NYSE American: WWR), a battery-grade, natural graphite development company (“Westwater” or the “Company”) today announced the retirement of Christopher M. Jones, President and Chief Executive Officer (CEO) and member of the Board, effective February 25, 2022.  Chief Operating Officer (COO) Chad M. Potter has been elected Westwater’s new President and CEO and appointed to fill the vacancy on the Board of Directors, effective February 26, 2022.

“Following nine years of distinguished service and after positioning the Coosa Graphite Project for success, Mr. Jones will retire at the end of February,” said Terence J. Cryan, Chairman of the Board of Directors.  “The Board and entire management team extend their sincere thanks to Mr. Jones for his service to the Company.  We wish him a happy and healthy retirement.”

Since joining Westwater in August 2021, Mr. Potter has been intricately involved in all aspects of the Coosa Graphite Project in Kellyton, Alabama, including responsibility for all construction activities, which is on schedule for completion in the first half of 2023.  “As part of a thoughtful and planned succession strategy beginning last summer, the Board has now elected Mr. Potter as the Company’s new President & CEO,” added Mr. Cryan.  “He will continue to be based in Alabama to oversee the completion of construction activities at the Coosa Graphite Project in addition to his expanded role as CEO.”

Prior to joining Westwater, Mr. Potter served as the COO and Vice President of Operations in Alabama, Ohio, Kentucky, and Tennessee for American Consolidated Industries.  He also spent more than 14 years in the management team at Nucor Steel in Decatur, Alabama, including service as the CEO and General Manager of the joint venture between Nucor and JFE Steel in Guanajuato, Mexico.  “I am honored and excited to assume this new role and to lead Westwater and its talented team into the future,” said Mr. Potter.

The Board also announced that, effective February 26, 2022, Mr. Cryan will become the Company’s Executive Chairman.  He will work with Mr. Potter to ensure a smooth transition and to help advance Westwater’s business and financial interests, including the Coosa Graphite Project.

Messrs. Cryan, Jones, and Potter, along with Jeffrey L. Vigil, Westwater’s Vice President – Finance and Chief Financial Officer, will be available to discuss these changes further during the Company’s year-end conference call at 11 am EST/9 am MST on Monday, February 14, 2022.

About Westwater Resources Inc.

Westwater Resources, Inc. (NYSE American: WWR) is focused on developing battery-grade natural graphite. The Company’s primary project is the Coosa Graphite Project — the most advanced natural flake graphite project in the contiguous United States — which includes the Coosa Graphite Plant located near Kellyton, Alabama and the associated Coosa Graphite Deposit located across 41,900 acres (~17,000 hectares) in east-central Alabama. For more information, visit www.westwaterresources.net.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," “scheduled,” and other similar words.

Forward looking statements include, among other things, statements concerning the construction and operation of the Company’s Coosa Graphite Project production facility and the expected schedule of completion. The Company cautions that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of the Company; accordingly, there can be no assurance that such suggested results will be realized.  The following factors, in addition to those discussed in Westwater’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information:  (a) the Company’s ability to successfully construct and operate a commercial-scale plant capable of producing battery grade materials in quantities and on schedules consistent with the Coosa Graphite Project business plan; (b) the Company’s ability to raise additional capital in the future including the ability to utilize existing financing facilities; (c) spot price and long-term contract price of graphite and vanadium; (d) risks associated with our operations and the operations of our partners such as Dorfner Anzaplan and Samuel Engineering, including the impact of COVID-19 and its potential impacts to the capital markets; (e) government regulation of the graphite industry and the vanadium industry; (f) world-wide graphite and vanadium supply and demand, including the supply and demand for energy storage batteries; (g) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates or intends to operate, including but not limited to Alabama and Colorado; (h) the ability of the Company to enter into and successfully close acquisitions or other material transactions; (i) any graphite or vanadium discoveries not being in high-enough concentration to make it economic to extract the minerals; and (j) new litigation or arbitration.  Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Contacts

Westwater Resources, Inc.

Terence J. Cryan, Chairman of the Board

Phone :  303-531-0516

Jeffrey L. Vigil, Vice President – Finance and Chief Financial Officer

Phone :  303-531-0481

Email: info@westwaterresources.net

Investor Relations
Porter, LeVay & Rose
Michael Porter, President
Phone: 212.564.4700
Email: Westwater@plrinvest.com